Exhibit 10.1



     STOCK PURCHASE AGREEMENT

     by and between

     BREED TECHNOLOGIES, INC.


     and


     SIEMENS AKTIENGESELLSCHAFT


     dated as of October 14, 1997




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     TABLE OF CONTENTS

                                                                            Page

Section 1.         Definitions and Principles of Construction................  1
         1.01      Defined Terms.............................................  1
         1.02      Principles of Construction................................  5
Section 2.         Sale and Purchase of Stock................................  5
         2.01      Sale and Purchase of Stock................................  5
         2.02      Purchase Price; Number of Shares to be Purchased..........  5
         2.03      Closing...................................................  5

Section 3.         Representations and Warranties of the Company.............  6
         3.01      Organization and Good Standing............................  6
         3.02      Authorization.............................................  6
         3.03      Enforceability............................................  7
         3.04      Approvals.................................................  7
         3.05      Capitalization............................................  7
         3.06      Subsidiaries..............................................  7
         3.07      Compliance with Laws and Orders...........................  8
         3.08      SEC Reports and Financial Statements......................  8
         3.09      Absence of Certain Changes or Events......................  9
         3.10      Absence of Undisclosed Liabilities........................  9
         3.11      Legal Proceedings.........................................  9
         3.12      Patents and Trademarks..................................... 9
         3.13      Taxes..................................................... 10
         3.14      Employee Benefit Plans.................................... 10
         3.15      Environmental............................................. 11
         3.16      Affiliate Transactions.................................... 11
         3.17      AlliedSignal Transaction...................................11
         3.18      Disclosure.................................................12
         3.19      Brokers....................................................12

Section 4.                 Representations and Warranties of Purchaser....... 12
         4.01      Investment Intent......................................... 12
         4.02      No Registration of Securities............................. 12
         4.03      Investor Status........................................... 12
         4.04      Authority to Execute and Perform Agreement................ 13
         4.05      Brokers................................................... 13
         4.06      Approvals................................................. 13

Section 5.         Covenants of the Company and Purchaser.................... 13
         5.01      Company................................................... 13
         5.02      Purchaser................................................. 15

Section 6.         Conditions Precedent to Obligations of Purchaser.......... 15

Section 7.         Conditions Precedent to Obligations of the Company........ 18

Section 8.         Notices................................................... 19

Section 9.         Survival of Representations and Warranties................ 20



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Section 10.                Indemnification................................... 20
         10.01     Indemnity by the Company.................................. 20
         10.02     Purchaser's Indemnity..................................... 21
         10.03     Procedure................................................. 21
         10.04     Basket and Cap Provisions................................. 23

Section 11.                Termination....................................... 23
         11.01     Termination............................................... 23
         11.02     No Liability.............................................. 24
         11.03     Notice.................................................... 24

Section 12.                Miscellaneous..................................... 24
         12.1      Amendment or Waiver....................................... 24
         12.2      Consent to Jurisdiction................................... 24
         12.3      Release of Siemens Aktiengesellschaft..................... 24
         12.4      Waiver of Jury Trial; Trial Costs......................... 25
         12.5      Assignment................................................ 25
         12.6      Entire Agreement.......................................... 25
         12.7      Expenses.................................................. 25
         12.8      Public Announcements...................................... 25


Schedule 3.02                 Authorization
Schedule 3.04                 Approvals for Company
Schedule 3.05(b)              Options
Schedule 3.06                 Subsidiaries
Schedule 3.08(a)              SEC Filings
Schedule 3.08(b)              Treatment of Subsidiaries on Financial Statements
Schedule 3.09                 Absence of Changes
Schedule 3.10                 Undisclosed Liabilities
Schedule 3.11                 Legal Proceedings
Schedule 3.12                 Intellectual Property
Schedule 3.14                 Employee Benefit Plans
Schedule 3.15                 Environmental Matters
Schedule 3.16                 Transactions with Affiliates
Schedule 3.17                 AlliedSignal Agreement
Schedule 4.06                 Approvals for Purchaser
Schedule 6(l)                 Financing Terms

Exhibit A                     Form of Certificate of Designations
Exhibit B                     Form of Make-Whole Agreement
Exhibit C                     Opinion of Special Counsel to the Company
Exhibit D                     Form of Registration Rights Agreement
Exhibit E                     Form of Stockholders Agreement
Exhibit F                     Opinions of Counsel to Purchaser




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     This STOCK  PURCHASE  AGREEMENT,  dated as of October 14,  1997,  is by and between Breed Technologies, Inc., a Delaware corporation (the "Company"), and Siemens Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Purchaser").

     WHEREAS, the Company has entered into an agreement to acquire the automotive safety restraints business of AlliedSignal Inc. (the "AlliedSignal Acquisition");

     WHEREAS, Purchaser desires to invest in the Company as a result and in furtherance of the AlliedSignal Acquisition; and

     WHEREAS, the Company and Purchaser (through their respective Affiliates) intend to form a joint venture for the worldwide research, development and marketing of motor vehicle occupant safety restraint systems (the "Joint Venture");

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Section 1.                 Definitions and Principles of Construction.

     1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Additional Shares" has the meaning set forth in Section 2.02(c).

     "Adjustment Period" means the period beginning on the date of this Agreement and ending six months after the date of the Closing.

     "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise. In any event, and without limitation of the previous sentence, any Person owning more than fifty (50%) of the voting securities of a second Person shall be deemed to control that second Person.

     "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

     "AlliedSignal Acquisition" has the meaning set forth in the forepart of this Agreement.

     "AlliedSignal Agreement" has the meaning set forth in Section 3.17.

     "Benefit Plan" has the meaning set forth in Section 3.14.

     "Best Price" means the Initial Price Per Share less an amount equal to the Initial Price multiplied by the Biggest Discount.

     "Biggest Discount" means the largest Stock Sale Discount.

     "Breed Stockholders" means Allen K. Breed, Johnnie Cordell Breed, A. Breed, L.P. and J. Breed, L.P.




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     "Business  Day" means any day other  than a  Saturday  or a Sunday or a day when commercial banks are permitted or required by law to be closed in New York City.

     "Certificate of Designations" means a Certificate of Designations in substantially the form attached hereto as Exhibit A.

     "Charter Amendment" means an amendment to the Company's Certificate of Incorporation for the purpose of increasing the maximum number of shares of Common Stock that the Corporation is authorized to issue to 75,000,000.

     "Claim Notice" has the meaning set forth in Section 10.03.

     "Closing" has the meaning set forth in Section 2.03(a).

     "Closing Date" shall mean the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the Common Stock of the Company, $.01 par value per share.

     "Company" means Breed Technologies, Inc.

     "Company Financial Statements" has the meaning set forth in Section 3.08.

     "Company Permits" has the meaning set forth in Section 3.07.

     "Company SEC Reports" has the meaning set forth in Section 3.08.

     "Damages" has the meaning set forth in Section 10.01.

     "ERISA" has the meaning set forth in Section 3.14.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Governmental or Regulatory Authorities" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the Federal Republic of Germany, any foreign jurisdiction, the European Community or any political subdivision of any of the foregoing.

     "HSR  Act"  means   Section  7A  of  the  Clayton  Act  (Title  II  of  the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

     "Indemnified Party" and "Indemnifying Party" have the meanings set forth in
Section 10.03.

     "Initial Price Per Share" means the Purchase Price divided by the number of Initial Shares.

     "Initial Shares" has the meaning set forth in Section 2.02(b).

     "Joint Venture" means the joint venture contemplated by the Memorandum of Understanding to be formed between the parties hereto (or through their respective Affiliates) in connection with motor vehicle occupant safety restraint systems.



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     "Knowledge"  means, as to any specified  facts or  information,  that those facts or information are within the actual knowledge of any executive officer or senior vice president of any division, and in addition, as to Section 3.17(b) only, the actual knowledge of the Company's Director of Corporate Compliance.

     "Law" means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law in the United States, the Federal Republic of Germany, the European Community or any political subdivision of the foregoing.

     "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement encroachment, transfer restriction, or other encumbrance of any kind.

     "Make-Whole Agreement" means an agreement in substantially the form attached hereto as Exhibit B.

     "Material Adverse Effect" means a material adverse effect upon the business, assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

     "Memorandum of Understanding" means the memorandum of understanding (including the related Term Sheet) between the Company and Purchaser, dated the same date as this Agreement, with respect to a joint venture between the parties or their affiliates.

     "NYSE" means the New York Stock Exchange, Inc.

     "Notice Period" has the meaning set forth in Section 10.03(a).

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

     "Person" means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

     "Purchase Price" has the meaning set forth in Section 2.02.

     "Purchaser" means Siemens Aktiengesellschaft.

     "Registration Rights Agreement" means an agreement in the form attached as Exhibit D.

     "Related Agreements" means the Make-Whole Agreement, the Registration Rights Agreement and the Stockholders Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SEC" means the Securities and Exchange Commission.

     "Series A Preference Share" means a share, authorized by the Certificate of Designations, which represents one one-thousandth (1/1,000) of a share of the Company's 1997 Series A Convertible Non-Voting Preferred Shares, $.001 par value per share, is convertible by the holder thereof at any time after issuance into Common Stock, and has the other rights, qualifications, limitations, restrictions and preferences set forth in the Certificate of Designations.

     "Shares" has the meaning set forth in Section 2.01.




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     "Stockholders  Agreement"  means the  agreement in  substantially  the form attached as Exhibit E.

     "Stock Sale Discount" means, with respect to any sale of Common Stock by the Company, the amount, if any, by which the purchase price per share paid by the purchaser in such sale is less than the last reported sale price of the Common Stock on the NYSE on the last Trading Day preceding the date the Company first became contractually committed to make such sale, expressed as a percentage of such last reported sale price.

     "Subsidiaries" has the meaning set forth in Section 3.06.

     "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any Subsidiary.

     "Trading Day" means a day on which the NYSE opens for trading.

     1.02 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (b) All accounting terms used in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States.

     Section 2. Sale and Purchase of Stock.

     2.01 Sale and Purchase of Stock. The Company agrees to issue and sell to Purchaser, and, subject to the terms and conditions hereof and in reliance on the representations, warranties and covenants set forth or referred to herein, Purchaser agrees to purchase from the Company, the number of Series A Preference Shares determined in accordance with Section 2.02 (the "Shares"). The rights, qualifications, limitations, restrictions and preferences of the Shares shall be as set forth in the Certificate of Designations.

     2.02 Purchase Price; Number of Shares to be Purchased. (a) The aggregate purchase price for the Shares (the "Purchase Price") shall be $115,000,000.

     (b) The number of Shares (the "Initial Shares") to be issued and sold by the Company at the Closing in consideration of the Purchase Price shall be 4,883,227. If there is a Best Price, then the number of Shares issued and sold shall equal the Purchase Price divided by the Best Price.

     (c) Not later than five days after the end of the Adjustment Period, the Company shall issue and deliver to Purchaser a number of Shares (the "Additional Shares") equal to the excess of (i)the number of Shares that is equal to the Purchase Price divided by the Best Price over (ii) the number of Initial Shares.





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     2.03 Closing.

     (a) Subject to the other provisions of this Agreement, the closing of the purchase and sale of the Initial Shares (the "Closing") will take place at the same time and place as the closing of the AlliedSignal Acquisition.

     (b) On the Closing Date, Purchaser will pay the Purchase Price in immediately available funds, by wire transfer to an account designated by the Company not less than two Business Days prior to the Closing Date or, if the Company fails to so designate an account within the required time, by delivery of a certified or official bank check payable to the order of the Company.

     (c) Simultaneously with Purchaser's payment of the Purchase Price, the Company will deliver to Purchaser a certificate representing the Initial Shares.

     Section 3 Representations and Warranties of the Company. The Company represents and warrants to and for the benefit of Purchaser as follows (Notwithstanding anything in the Agreement to the contrary, except for the representations and warranties contained in Section 3.17, neither the Company nor any Subsidiary is making any representation or warranty concerning the AlliedSignal Agreement, the AlliedSignal Acquisition or the business, assets or operations being acquired by the Company or any Subsidiary as a result of the AlliedSignal Acquisition.):

     3.01  Organization  and  Good  Standing.  Each  of  the  Company  and  each
Subsidiary (a) is duly organized and existing in good standing in its jurisdiction of formation, (b) is duly qualified and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect, and (c) has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.02 Authorization. Except as set forth on Schedule 3.02, the execution, delivery and performance by the Company of this Agreement and the Related Agreements, the issuance and sale by the Company of the Shares and the issuance of the Common Stock upon conversion of the Shares, (a) are within the Company's corporate power and authority, (b) have been duly authorized by all necessary corporate proceedings, (c) do not and will not conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Company, (d) do not and will not conflict with or result in any breach or violation of any provision of any law, regulation, order, judgment, writ, injunction, license or permit, applicable to the Company or any Subsidiary, and (e) do not and will not conflict with or result in any breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, or give rise to the creation of any lien upon any of the property or assets of the Company or any Subsidiary, under any contract, agreement, lease or other instrument to which the Company or any Subsidiary is a party (including without limitation all agreements and instruments to be executed and delivered in connection with the financing of the AlliedSignal Acquisition) or by which any of their respective assets or properties is bound, the consequences of which, with respect to this clause (e), could reasonably be expected to result in a Material Adverse Effect.

     3.03 Enforceability. Each of this Agreement and the Related Agreements has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     3.04 Approvals. Except as set forth on Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and the Related Agreements, the purchase and sale of the Shares and the issuance of the number of shares of Common Stock specified in the Certificate of Designations upon conversion of the Shares, do not and will not require the approval or consent of, or any filing with, any governmental authority or agency or any other Person.



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     3.05  Capitalization.  (a) The  authorized  capital  stock  of the  Company consists solely of (i)50,000,000 shares of Common Stock, $.01 par value per share, and (ii) 5,000,000 shares of preferred stock of the Company, $.001 par value per share. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Upon issuance and sale to Purchaser in accordance with this Agreement the Shares will be, and the Common Stock issuable upon conversion of the Shares will upon issuance be, duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens.

     (b) Except  for the  Make-Whole  Agreement  and as  otherwise  set forth on
Schedule 3.05(b), neither the Company nor any Subsidiary has outstanding any rights (either pre-emptive or other) or options to subscribe for or purchase from the Company or such Subsidiary or any warrants or other agreements providing for or requiring the issuance or purchase or other acquisition by or on behalf of the Company or such Subsidiary of, any capital stock or other equity interests or any securities convertible into or exchangeable for the Company's or such Subsidiary's capital stock or other equity interests. Except as set forth on Schedule 3.05(b), there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company or such Subsidiary nor any restrictions on the transferability or sale of such shares or other equity interests except as provided under the Securities Act, state "blue sky" or securities laws, this Agreement and the Related Agreements. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire any shares of capital stock or other equity interests of the Company or such Subsidiary or any securities convertible into or exchangeable for any such capital stock or other equity interests.

     3.06. Subsidiaries. Schedule 3.06 sets forth the name, jurisdiction of organization, and amount of the Company's and each other record owner's equity interest in each corporation or other entity in which the Company directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be, and each partnership and limited liability company in which such corporation or entity is a general partner or manager or member, as the case may be (the "Subsidiaries"). Except for ownership by the Company of the Subsidiaries as set forth on Schedule 3.06 or as otherwise set forth on Schedule 3.06 neither the Company nor any Subsidiary directly or indirectly owns any capital stock of, or other equity interest in, any person or participates in any joint venture or similar arrangement with any person. Except as set forth on Schedule 3.06, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned, beneficially and of record, directly or indirectly, by the Company free and clear of all Liens.

     3.07 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports (as defined in Section 3.08) filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect.

     3.08 SEC Reports and Financial Statements. The Company delivered to Purchaser prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1996 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which, except as disclosed on Schedule 3.08(a), are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. Except as disclosed in Schedule 3.08(a), and in the cases where the Company SEC Reports have been amended, as of their respective dates,



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     the Company SEC Reports (i)  complied as to form in all  material  respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 3.08(b), the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Schedule 3.08(b), each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

     3.09 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as disclosed on
Schedule 3.09, (a) since June 30, 1997 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and (b) between such date and the date hereof the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

     3.10 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended June 30, 1997 included in the Company Financial Statements or as disclosed in Schedule 3.10, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles, applied on a basis consistent with prior practice, to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice; (ii) which have not, and could not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

     3.11 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Schedule 3.11, (i) there are no actions, suits, arbitrations or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting, nor to the Knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, or a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement or the Related Agreements and (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement or the Related Agreements.

     3.12 Patents and Trademarks. Each of the Company and each Subsidiary owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights, know-how and processes necessary for its business as now conducted. To the Knowledge of the Company, no material activity of the Company or any Subsidiary materially conflicts with or infringes on the intellectual property rights of any other Person. Except as disclosed on Schedule 3.12, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect of the patents, trademarks, service marks, trade names copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

     3.13 Taxes. Each of the Company and, to the Company's Knowledge, each Subsidiary has filed all Tax Returns required to be filed. All Tax Returns were in all material respects true, complete and correct and have been filed on a timely basis. Each of the Company and each Subsidiary have paid, in the time and manner prescribed by law, all Taxes that are due and payable. Except for the liens of property taxes being disputed in good faith, there are no Tax liens on any property of the Company or any Subsidiary. Each of the Company and each Subsidiary has complied in all material respects with the provisions of Code Sections 1441-1464, 3401-3406, 6041 and 6049 (and similar provisions under any other laws) and have, in the time and manner prescribed by law, withheld from employee wages and have paid to the proper governmental authorities all amounts required. Each of the Company and each Subsidiary has established on their books and records reserves adequate to pay all Taxes not yet due and payable. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any returns or the assessment of any Tax or deficiency against the Company or any of the Subsidiaries nor are there any known actions, suits, proceedings, investigations or claims pending against the Company or any of the Subsidiaries in respect of any Tax, assessment or governmental charge, or any other matters under discussion between the Company or any of the Subsidiaries and any federal, state or local authority relating to any Tax assessments, or governmental charges or any known claims against the Company or any of the Subsidiaries for additional Taxes, assessments, or any governmental charges asserted by any such authority.

     3.14 Employee Benefit Plans. The plans listed in Schedule 3.14 are the only employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and plans, programs, policies, practices arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of the Company or any Subsidiary, former employees, their beneficiaries and dependents, under which such employees, former employees, their beneficiaries and dependents, are covered through an employment relationship with the Company or any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time ("Benefit Plans"). With respect to each Benefit Plan, to the extent applicable: (i) such Benefit Plan has been maintained and operated in material compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable governmental laws and regulations; each such Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its tax-qualified status under the Code, (ii) there is no material suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Benefit Plan or of any fiduciary duties thereunder or violation of any applicable statue, law, rule or regulation with respect to any Benefit Plan, and (iii) neither Purchaser nor any plan maintained by Purchaser or any of its Affiliates shall be subject to any tax, fine, penalty or other liability of any kind whatsoever, that would not have been incurred by Purchaser or any of its Affiliates but for the transactions contemplated hereby.

     3.15 Environmental. Except as set forth on Schedule 3.15:

     (a) To the Company's Knowledge, there has not been, as of the date hereof, any "release" (as defined in 42 U.S.C. ss. 9601(22)) of any "hazardous waste" (as defined in 42 U.S.C. ss. 9601(14)) or oil on or about any of the real property currently or previously owned, leased or operated by the Company).

     (b) To the Company's Knowledge, the Company has not by contract, agreement or otherwise arranged for disposal or treatment, or arranged with a transporter for the transport for disposal or treatment, of hazardous waste at any "facility" (as defined in 42 U.S.C. ss. 9601(9)) owned or operated by another person or entity.

     (c) To the Company's Knowledge, the Company has not accepted any hazardous waste for transport to disposal or treatment facilities or sites selected by the Company.

     (d) To the Company's Knowledge, as of the date hereof, the Company and its use of its real property is in compliance with all applicable laws, rules and regulations of any federal, state or local governmental authority relating to environmental protection, underground storage tanks, toxic waste, hazardous waste, oil or hazardous substance handling, treatment, storage, disposal or transportation or arranging therefor, products or materials previously or now located on, delivered to, transmitted from, or in transit to or from, such real property.

     (e) To the Company's Knowledge, all of the Company's past disposal practices relating to hazardous waste have been accomplished in accordance in all material respects with applicable laws, rules, regulations and ordinances.

     (f) To the Company's Knowledge, the Company has not been notified of any potential liability of the Company with respect to the clean-up of any waste disposal site and has no information to the effect that any site at which it has disposed of hazardous waste or oil has been or is under investigation by any federal, state or local governmental body, authority or agency.

     3.16 Affiliate Transactions. As of the date of this Agreement, except as disclosed on Schedule 3.16 and except for bona-fide intercompany obligations among the Company and its Subsidiaries, (i) there are no outstanding amounts of indebtedness in excess of $250,000, and (ii) there are no contracts or agreements, between the Company and the Subsidiaries, or the Company and any officer, director or Affiliate of the Company.

     3.17 AlliedSignal Transaction. ( a) A true, complete and correct copy of the Purchase Agreement, dated as of August 27, 1997, among AlliedSignal Inc., the other sellers named therein and the Company (the "AlliedSignal Agreement"), including all exhibits, schedules and appendices thereto, has been furnished to Purchaser. The AlliedSignal Agreement is in full force and effect and (except for an amendment dated October 3, 1997, a true, complete and correct copy of which has been furnished to Purchaser) has not been modified or amended.

     (b) To the Knowledge of the Company, except as disclosed on Schedule 3.17, none of the representations or warranties contained in the AlliedSignal Agreement is false or inaccurate in any material respect.

     3.18 Disclosure. No representation, warranty or statement made by the Company or any Subsidiary in this Agreement or the Related Agreements, or in any agreement, certificate, statement or document required to be delivered pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or the Related Agreements or in such other agreement, certificate, statement or document not misleading in light of the circumstances in which they were made.

     3.19 Brokers. All negotiations relative to this Agreement or the Related Agreements and the transactions contemplated hereby have been carried out by the Company directly with Purchaser without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against any Purchaser or its Affiliates for a finder's fee, brokerage commission or similar payment.

     Section  4.   Representations   and  Warranties  of  Purchaser.   Purchaser
represents and warrants to and for the benefit of the Company as follows:

     4.01 Investment Intent. Purchaser is acquiring the Shares for investment, and not with a view to selling or otherwise distributing the Shares.

     4.02 No Registration of Securities. Purchaser is aware that the Shares have not been registered under the Securities Act or under state securities or blue sky laws in reliance upon certain exemptions from such registration, and may not be transferred except pursuant to an effective registration under the Securities Act and under state securities or blue sky laws or in a transaction exempt from such registration.

     4.03 Investor Status. (a) Purchaser is able to bear the economic risk of the investment of Purchaser in the Shares and has such knowledge and experience in financial and business matters, so as to be capable of evaluating the merits and risks of the prospective investment in the Shares.

     (b) Purchaser is aware that no Federal or state agency has (i) made any finding or determination as to the fairness of any aspect of the investment in the Shares or (ii) passed on or endorsed the merits of the offering of the Shares.

     (c) Purchaser is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     4.04 Authority to Execute and Perform Agreement. Purchaser has the legal right and power and all authority required to enter into, execute and deliver this Agreement. Each of this Agreement and the Related Agreements has been duly executed and delivered and is the valid and binding obligation of such Purchaser enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements, and the purchase by Purchaser of the Shares hereunder, (a) are within Purchaser's corporate power and authority, (b) have been duly authorized by all necessary corporate proceedings of Purchaser, (c) do not conflict with or result in any breach or violation of any provision of the Certificate of Incorporation (or similar organizational documents) or Bylaws (or similar governing documents) of such Purchaser, (d) do not conflict with or result in any breach or violation of any provision of any law, regulation, order, judgment, writ, injunction, license or permit, applicable to such Purchaser, or (e) conflict with or result in any breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, or give rise to the creation of any lien upon any of the property or assets of Purchaser, under any contract, agreement, lease or other instrument to which Purchaser is a party or by which any of its respective assets or properties is bound, the consequences of which, with respect to this clause (e), could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Related Agreements or on the ability of Purchaser to perform its obligations under any of such agreements.

     4.05 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby, including, but not limited to, the Joint Venture, have been carried out by Purchaser directly with the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

     4.06 Approvals. Except as set forth on Schedule 4.06, the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements, and the purchase and sale of the Shares, do not require the approval or consent of, or any filing with, any governmental authority or agency or any other Person.

     Section 5. Covenants of the Company and Purchaser.

     5.01 Company. The Company covenants and agrees that, except with the written consent of Purchaser (which consent shall not unreasonably be withheld), it shall:

     (i) Conduct of Business. From the date hereof to the Closing Date, except as disclosed to Purchaser, operate its business and the business of each of its subsidiaries in a manner consistent with the manner in which it is being operated at the date of this Agreement.

     (ii) Best Efforts. Use its best efforts to cause all of the conditions set forth in Section 6 to be fulfilled as promptly as practicable after the date of this Agreement.

     (iii) Antitrust, Competition Law Requirements. Take promptly (and in any event within five days after the Closing) all actions necessary to make the filings required of the Company or its Affiliates with any Governmental or Regulatory Authorities in connection with Purchaser's acquisition of Common Stock upon conversion of the Shares, including without limitation those required under the HSR Act and European Community and German competition Laws, comply at the earliest practicable date with any request for additional information received by the Company or its Affiliates from any Governmental or Regulatory Authority in respect of such filing and cooperate with Purchaser in connection with any similar or comparable filing required to be made by Purchaser and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental or Regulatory Authority.

     (iv) Investigation by Purchaser. The Company will, and will cause the Subsidiaries to, (A) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their assets, properties, books and records, and (B) furnish Purchaser and such other Persons with all such information and data concerning the business and operations of the Company and the Subsidiaries, and (to the extent possible without causing unreasonable disruption) the business and assets to be acquired in the AlliedSignal Acquisition as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

     (v) Notice of Events. Promptly give Purchaser notice of (A) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement or
(B) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof other than items arising in the ordinary course of business which would not render any representation or warranty of such parties materially misleading.

     (vi) Equality of Rights. Grant to Purchaser (in addition to rights already held by Purchaser) rights substantially equivalent to those obtained by any other equity holder who acquires from the Company or any Affiliate thereof an equal or smaller percentage of voting interest in the Company than Purchaser.

     (vii) Joint Venture. Use its best efforts (i) to cause the execution and delivery of the definitive documentation with respect to the Joint Venture to be executed and delivered by December 15, 1997, (ii) to obtain the requisite governmental clearances, approvals or terminations of waiting periods required or applicable (including under antitrust or competition laws) with respect to the formation of the Joint Venture and the conversion of the Shares into Common Stock (provided, however, that the foregoing shall not require the Company to consent to the imposition of any conditions deemed by it to be unduly onerous) and (iii) to cause the formation of the Joint Venture based on the terms contained in the Memorandum of Understanding prior to June 30, 1998.

     5.02 Purchaser. Purchaser covenants and agrees that, except with the written consent of the Company (which consent shall not unreasonably be withheld), it shall:

     (a) Best Efforts. Use its best efforts to cause all of the conditions set forth in Section 7 to be fulfilled as promptly as practicable after the date of this Agreement. Without limiting the generality of the foregoing, Purchaser will
(i) take promptly (and in any event within five Business Days after the Closing) all actions necessary to make the filings required of Purchaser or its Affiliates with any Governmental or Regulatory Authorities, including without limitation those required under the HSR Act and European Community and German competition Laws, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from any

     Governmental or Regulatory Authority in respect of such filing and (iii) cooperate with the Company in connection with any similar or comparable filing required to be made by the Company and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental or Regulatory Authority.

     (b) Joint Venture. Use its best efforts (i) to cause the execution and delivery of the definitive documentation with respect to the Joint Venture to be executed and delivered by December 15, 1997, (ii) to obtain the requisite governmental clearances, approvals or terminations of waiting periods required or applicable (including under antitrust or competition laws) with respect to the formation of the Joint Venture and the conversion of the Shares into Common Stock and (iii) to cause the formation of the Joint Venture based on the terms contained in the Memorandum of Understanding prior to June 30, 1998.

     Section 6. Conditions Precedent to Obligations of Purchaser. Purchaser's obligation to purchase the Shares at the Closing pursuant to this Agreement is subject to compliance by the Company with its agreements herein contained and to the satisfaction, on or prior to the Closing Date with respect to Purchaser's obligation to consummate the Closing, of the following conditions:

     (a) Charter Documents; Good Standing Certificate. Purchaser shall have received from the Company (i) a certificate from a duly authorized officer thereof dated as of the Closing Date certifying as to (A) the absence of any amendment to the Certificate of Incorporation since the date of the Secretary of State's certificate referred to in clause (ii) below, and (B) the completeness and accuracy of the By-Laws of the Company as in effect on the Closing Date,
(ii) a long-form certificate, dated not more than ten days prior to the Closing Date, of the Secretary of State of Delaware listing the Certificate of Incorporation and each amendment thereto on file in his office and certifying that (A) the attached copy of the Certificate of Incorporation and each amendment thereto is a true and correct copy thereof, (B) such amendments are the only amendments on file in his office, (C) that the Company has paid all franchise taxes to the date of such certificate and (D) that the Company is duly incorporated and in good standing under the laws of the State of Delaware. (b) Proof of Corporate Action. Purchaser shall have received from the Company copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the resolutions of the Board of Directors and (to the extent required under applicable Law or the requirements of the NYSE) the stockholders of the Company authorizing the Charter Amendment, the Certificate of Designations and the execution, delivery and performance of this Agreement, the Stockholders Agreement and the Make-Whole Agreement. (It is understood that, following the Closing, the Company may seek further approvals of its stockholders, but the results of any such proceeding will not in any event affect the validity of the corporate approvals referred to in this paragraph
(b), all of which will have been obtained prior to the Closing.)

     (c) Incumbency Certificate. Purchaser shall have received from the Company an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Company, this Agreement and to give notices and to take other action on behalf of the Company under this Agreement.

     (d) Legal Opinion. Purchaser shall have received from Hale & Dorr LLP special counsel to the Company, at the Closing their opinion, dated the Closing Date, substantially in the form of Exhibit C hereto.

     (e) Representations and Warranties; Officers' Certificates. The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of such date (except for representations and warranties which by their terms are made expressly as of an earlier date, which shall be true and correct as of such earlier date) and the Company shall have performed and complied in all material respects with all conditions, covenants and agreements required to be performed or complied with by it prior to the Closing Date; and Purchaser shall have received on the Closing Date a certificate to this effect signed by an authorized officer of the

Company.

     (f) Legality; Authorization; Consents. The purchase of the Shares shall not be prohibited by any Law or Order. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental or Regulatory Authority or of or with any other Person, with respect to any of the transactions contemplated by this Agreement shall have been fully obtained or made and shall be in full force and effect and any waiting period imposed under any applicable Law shall have expired or been terminated.

     (g) Litigation, Etc. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any governmental injunction or order by a state or federal court shall have been entered (i) as of the Closing Date in connection with this Agreement, the Related Agreements or any of the transactions contemplated hereby or (ii) which would have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated by this Agreement or the Related Agreements, including, without limitation, the acquisition of the Shares, contemplated hereby.

     (h) Make-Whole Agreement. The Company shall have executed and delivered the Make-Whole Agreement to Purchaser.

     (i) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement to Purchaser. (j) Stockholders Agreement; Board Representative. The Company, Allen K. Breed, Johnnie Cordell Breed and each other Breed Stockholder shall have executed and delivered the Stockholders Agreement.

     (k) Completion of AlliedSignal Acquisition. All of the conditions precedent to the AlliedSignal Acquisition shall have been satisfied and the Company shall have delivered to Purchaser fully executed copies of all documents relating thereto (including any related financing documents).

     (l) Satisfaction with Capital Structure. Purchaser shall have confirmed to its satisfaction that the terms of the Company's financing arrangements in connection with the AlliedSignal Acquisition are consistent with the terms described in the commitment letters or term sheets attached hereto as Schedule 6(l) and will include the consent of any pledgee of Common Stock to a right of first refusal in favor of Purchaser on terms reasonably satisfactory to Purchaser.

     (m) Certificate of Designations. The Company shall have duly executed and filed the Certificate of Designations in accordance with the applicable requirements of Delaware law and shall have furnished Purchaser with a certificate of the Delaware Secretary of State to that effect.

     (n) NYSE Requirements. The NYSE shall (i) have approved for listing on the NYSE, subject to notice of issuance, the shares of Common Stock issuable upon conversion of the Shares and (ii) issued to the Company a letter confirming that
(A) the obligations to be undertaken by the Company under the Stockholders Agreement (including without limitation the right of first refusal to be granted thereunder by the Company in favor of Purchaser) will satisfy the requirements of the NYSE, provided the right of first refusal is first approved by a majority vote of the holders of the Company's Common Stock, and (B) no further approval of the Company's stockholders will be required under the NYSE's rules or policies in connection with the Company's performance of its obligations under the Stockholders Agreement.

     (o) General. All instruments and legal, governmental, administrative and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all documents, including, without limitation, records of corporate or other proceedings, opinions of counsel, consents, licenses, approvals, permits and orders which Purchaser may have reasonably requested in connection therewith.

     Section 7. Conditions Precedent to Obligations of the Company. The Company's obligation to issue and sell the Shares pursuant to this Agreement is subject to compliance by Purchaser with the agreements herein contained, and to the satisfaction, on or prior to the Closing Date with respect to its obligation to consummate the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of such date (except for representations and warranties which by their terms are made expressly as of an earlier date, which shall be true and correct as of such earlier date) and Purchaser shall have performed and complied with all conditions, covenants and agreements required to be performed or complied in all material respects with by it prior to the Closing Date; and the Company shall have received on the Closing Date a certificate to this effect signed by an authorized officer of Purchaser with respect to the certificate to be issued on the Closing Date. (b) Legality; Authorization; Consents. The issuance and sale of the Shares shall not be prohibited by any Law or Order, and shall not subject the Company to any penalty, special tax or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental or Regulatory Authority or of or with any other Person, with respect to any of the transactions contemplated by this Agreement shall have been fully obtained or made and shall be in full force and effect and any waiting period under any applicable Law shall have expired or been terminated.

     (c) Stockholders Agreement. Purchaser shall have executed and delivered the Stockholders Agreement.

     (d) Legal Opinion. The Company shall have received from counsel for Purchaser their legal opinions, dated the Closing Date, as to the matters described in Exhibit F.

     (e) Completion of AlliedSignal Acquisition. All of the conditions precedent to the AlliedSignal Acquisition shall have been satisfied.

     (f) Incumbency Certificate. The Company shall have received from Purchaser an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Purchaser, this Agreement and to give notices and to take other action on behalf of Purchaser under this Agreement.

     (g) Litigation, Etc. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any governmental injunction or order by a state or federal court shall have been entered (i) as of the Closing Date in connection with this Agreement, the Related Agreements or any of the transactions contemplated hereby or (ii) which would have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated by this Agreement or the Related Agreements, including, without limitation, the sale of the Shares, contemplated hereby.

     (h) General. All instruments and legal, governmental, administrative and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and the Company shall have received copies of all documents, including, without limitation, records of corporate or other proceedings, opinions of counsel, consents, licenses, approvals, permits and orders which the Company may have reasonably requested in connection therewith.

     Section 8. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telecopy) addressed as provided below and if either (a) actually delivered or telecopied to said address or (b) in the case of a letter, three Business Days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified:

         If to the Company:

         Breed Technologies, Inc.
         5300 Old Tampa Highway
         Lakeland, Florida 33811
         Attention:  Charles J. Speranzella, Jr.
             and
         General Counsel
         Telecopier: (941) 668-6016

         If to Purchaser:

         Siemens Aktiengesellschaft
         Legal Department ZFR3
         Werner-von-Siemens-Strasse 50
         D-91052 Erlangen
         Germany
         Attention:  Counsel for Automotive Systems Group
         Telecopier:  011-49-9131-729001

         With a copy to:

         Siemens Corporation
         Legal Department
         1301 Avenue of the Americas
         New York, New York
         Attention:  General Counsel
         Telecopier:  (212) 258-4945

     Section 9. Survival of Representations and Warranties. All agreements, representations and warranties made herein or in any certificate or other document required to be delivered to Purchaser pursuant hereto shall be deemed to have been relied on by Purchaser, notwithstanding any investigation made by Purchaser or on Purchaser's behalf, and shall survive (i) with respect to representations and warranties contained herein, until the first to occur of (x) the date which is 18 months after the Closing Date or (y) the date of delivery of the Make-Whole Notice as defined in the Put Agreement, and (ii) with respect to each other covenant and agreement contained herein until the last date on which such covenant or agreement specifies it is to be performed, or, if no such date is specified, indefinitely.

     Section 10. Indemnification.

     10.01 Indemnity by the Company. Subject to the provisions of this Section 10, the Company from and after the Closing Date shall indemnify and hold Purchaser and its respective officers, directors, stockholders, managers, agents, employees, representatives, affiliates, successors and assigns, harmless from and against any and all damage, loss (including loss of value), cost, obligation, claims, demands, assessments, settlements, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including Taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively referred to herein as "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, arising from or in connection with: the inaccuracy, untruth or incompleteness, as of the date made or deemed made, of any representation or warranty by the Company in this Agreement or in any other agreement, certificate (including without limitation the certificates delivered by the Company pursuant to Section
6), schedule, exhibit or writing required to be delivered to Purchaser pursuant to this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality or in any similar respect, for purposes of this Section such qualification will be in all respects ignored; and any breach of or failure to perform any covenant or agreement made by the Company in this Agreement.

     10.02 Purchaser's Indemnity. Subject to the provisions of this Section 10, Purchaser, from and after the Closing Date, shall indemnify and hold the Company, and its respective officers, directors, stockholders, agents, employees, representatives, affiliates, successors and assigns, harmless from and against any Damages incurred in litigation or otherwise, and any investigation related thereto, by the Company, directly or indirectly, arising from or in connection with: the inaccuracy, untruth or incompleteness, as of the date made or deemed made, of any representation or warranty by Purchaser in this Agreement or in any other agreement, certificate (including without limitation the certificates delivered by Purchaser pursuant to Section 7), schedule, exhibit or writing delivered to the Company pursuant to this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality or in any similar respect, for purposes of this Section such qualification will be in all respects ignored; and any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement.

     10.03 Procedure. No claim for indemnification shall be valid unless made prior to the expiration (pursuant to Section 9) of the applicable representation, warranty or covenant on which it is based. All claims for indemnification by a party under this Section 10 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

     (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand); provided, however, that no failure to give, or delay in giving, any such Claim Notice shall excuse or diminish the Indemnifying Party's obligations to the Indemnified Party under this Section 10, unless such failure or delay is prejudicial to Indemnifying Party. The Indemnifying Party shall have ten days from the date the Claim Notice is given in accordance with Section 8 of this Agreement (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings, and any settlement negotiations. If the Indemnifying Party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent (such consent not to be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the Indemnified Party desires to participate in, but not control, any such defense, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period or otherwise elects not to defend the Indemnified Party, or after electing to defend fails to commence or diligently pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue such defense and to compromise or settle (exercising reasonable business judgment) the claim or other matter, all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations which existed or were conducted both prior to and after the Closing Date, or if the Indemnified Party would otherwise be adversely affected as a result of an adverse decision of such proceeding, then each party shall have the same right to participate in the proceeding at its own expense and at its own risk without either party having the right of control.

     (b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense and upon presentation of adequate security for the payment of such expenses, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against any person asserting the third- party claim or demand, or any cross-complaint against any person. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party.

     (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction described in
Section 12.2. If the Indemnifying Party does not dispute such claim, then the Indemnifying Party shall pay to the Indemnified Party the amount of such claim within thirty days after receipt of such Claim Notice.

     (d) In connection with the matters for which indemnification is sought hereunder (i) the Company agrees to give Purchaser and its representatives reasonable access during regular business hours and upon five days' prior written notice to the Company, to the books, records and employees of the Company to the extent such reasonably relate to the matters to which the Claim
Notice relates and (ii) Purchaser agrees to give the Company and its representatives reasonable access, during regular business hours and upon five days' prior written notice to Purchaser, to the books, records and employees of Purchaser to the extent they reasonably relate to the matters to which the Claim Notice relates.

     10.04 Basket and Cap Provisions. Notwithstanding any other provision of this Agreement:

     (a) (i) no amount shall be payable by the Company to Purchaser as indemnification pursuant to this Section 10 unless and until the aggregate amount of all Damages suffered by Purchaser exceeds $1,500,000, in which event the Company shall be liable only for the amount of such Damages in excess of $1,500,000; and

     (ii) the aggregate liability of the Company for indemnification  under this
Section 10 shall not exceed $30,000,000.

     (b) (i) no amount shall be payable by Purchaser to the Company as indemnification pursuant to this Section 10 unless and until the aggregate amount of all damages suffered by the Company exceeds $1,500,000, in which event Purchaser shall be liable only for the amount of such Damages in excess of $1,500,000; and

     (ii) the aggregate  liability of Purchaser for  indemnification  under this
Section 10 shall not exceed $30,000,000.

     (c) Except for claims based on fraud, the rights of Purchaser and the Company under this Section 10 shall be the exclusive remedy with respect to claims resulting from or relating to any misrepresentation, breach of warranty or a failure to perform any covenant or agreement of the other party contained in this Agreement or in any certificate or other document (other than a Related Agreement) delivered to the other party pursuant hereto.

     Section 11. Termination.

     11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) By mutual agreement of the Company and Purchaser;

     (b) By either Purchaser or the Company if the Closing has not taken place on or before November 7, 1997 and the failure to consummate the Closing is not caused by a breach of this Agreement by a terminating party;

     (c) By the Company or Purchaser, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled on or prior to the Closing and shall not have been waived in writing by such party, or (ii) if a material default shall be made by the other party in the due and timely performance of any of the covenants and agreements herein contained that cannot be cured on or prior to the Closing and shall not have been waived in writing by the non-defaulting parties; provided, however, that a party may not terminate this Agreement pursuant to this paragraph (e) on the basis of an act, omission, occurrence, event or state of affairs that has been disclosed in writing to such party unless such party exercises such right of termination within 30 days of such disclosure; and

     (d) At the option of the Company or Purchaser, if any action or proceeding shall have been instituted and remain pending before any Governmental or
Regulatory Authorities to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or if the Federal Trade Commission, the Department of Justice or any other Governmental or Regulatory Authority, including without limitation the European Community or the Federal Republic of Germany, or any political subdivision or agency thereof, shall have taken any action to restrain or otherwise enjoin the consummation of the transactions contemplated hereby, provided that neither the Company nor Purchaser shall have the option to terminate this Agreement as provided herein after any such action or notice by any federal, state or local government or governmental agency or other person shall be withdrawn or after any action by the Federal Trade Commission, the Department of Justice or any other governmental action shall be settled.

     11.02 No Liability. In the event of a termination of this Agreement pursuant to paragraph 11.01(a) or paragraph 11.01(d), there shall be no liability on the parties hereto or any of their respective directors, officers, shareholders, members, managers, or affiliates as a result of such termination of this Agreement. A termination under paragraph 11.01(b) or 11.01(c) shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any breach by any other party of this Agreement.

     11.03 Notice. Any party hereto may exercise its right of termination of this Agreement only by delivering written notice to that effect to the other parties hereto, provided that such notice is received by the latter party prior to the Closing.

     Section 12. Miscellaneous.

     12.1 Amendment or Waiver. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and Purchaser.

     12.2 Consent to Jurisdiction. Subject to the provisions of Section 12.3, each of the Company and Purchaser hereby agrees to submit to the exclusive jurisdiction of the U.S. Federal courts in the Southern District of the State of New York, and consents that service of process with respect to all such courts may be made by registered mail to such Person at the address of such Person set forth in Section 8 with respect to any disputes arising out of this Agreement.

     12.3 Release of Siemens Aktiengesellschaft. If Purchaser assigns its rights and obligations under this Agreement pursuant to Section 12.5, so long as Siemens Corporation is subject to the jurisdiction of the Federal, state or local courts of the United States with respect to claims or disputes relating to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, the Company for itself and its Affiliates hereby irrevocably and unconditionally waive and release all rights and claims that it or any of them may thereafter have that Purchaser is or has been at any time subject to the jurisdiction of the Federal, state or local courts of the United States arising out of claims or disputes relating to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

     12.4 Waiver of Jury Trial; Trial Costs. Each of the Company, for itself and its Affiliates, and Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the Company and Purchaser or its Affiliates pursuant to this Agreement in the negotiation, administration, performance or enforcement thereof. The party in whose favor a final judgment is rendered shall be entitled to reasonable costs and reasonable attorneys' fees.

     12.5 Assignment. This Agreement is not assignable except by operation of law or as each of the parties hereto may agree in writing and any attempted assignment in violation of this provision shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement to any of its wholly-owned subsidiaries or Affiliates who have the economic resources to fulfill Purchaser's obligations under this Agreement agree in writing to be bound by the terms hereof.

     12.6 Entire Agreement. This Agreement (including the Exhibits and Schedules) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto including without limitation any letters of intent. The invalidity or unenforceability of any terms or provisions hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with laws of the State of Delaware without giving regard to the principles of conflicts of law, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.7 Expenses. Except as otherwise expressly provided in this Agreement, the Company agrees to pay, without right of reimbursement from Purchaser, the costs incurred by the Company, and Purchaser agrees to pay, without right of reimbursement from the Company, the costs incurred by Purchaser, incident to the preparation and execution of this Agreement and the Related Agreements and performance of their respective obligations hereunder, whether or not the transactions contemplated by this Agreement and the Related Agreements shall be consummated, including, without limitation, the fees and disbursements or legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement and the Related Agreements.

     12.8 Public Announcements. At all times at or before the Closing, except as required by law or on the advice of counsel, the Company and Purchaser will not issue or make any release to the press or other public disclosure with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, will not make any statement to any customer or supplier of the Company with respect to this Agreement or the transactions contemplated hereby. The Company and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                                            BREED TECHNOLOGIES, INC.


                                            By:
                                                Name:
                                                Title:

                                            SIEMENS AKTIENGESELLSCHAFT


                                            By:
                                                Name:
                                                Title:


                                            By:
                                                Name:
                                                Title: